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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-12

                               CLARUS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                WARREN B. KANDERS
                                BURTT R. EHRLICH
                                NICHOLAS SOKOLOW
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.

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CONTACT: ROBERT SANDHU
Phone:  212-929-5500

                        KANDERS DEMANDS CLARUS MANAGEMENT
                         REFRAIN FROM ACQUISITION UNTIL
                      STOCKHOLDERS ELECT NEW BOARD MEMBERS

                         -- VOTE THE GREEN PROXY CARD --

MAY 10, 2002 (GREENWICH, CONNECTICUT) Responding to Clarus' (Nasdaq: CLRS) announcement yesterday that it was negotiating a strategic acquisition with an unnamed party, Warren B. Kanders, who, together with Burtt Ehrlich and Nicholas Sokolow, own 5.6% of Clarus' stock and are seeking election to Clarus' Board at its Annual Meeting scheduled to be held on May 21, 2002, demanded in a letter to Clarus' management that it not make any acquisition until after the stockholders have voted to elect new directors.

Mr. Kanders stated: "The experience of our slate of directors in evaluating and completing strategic acquisitions is vastly superior to Clarus' management and the current Board. With the Annual Meeting only 11 days away, stockholders should not be disenfranchised by management and must be given the opportunity to determine which nominees are best qualified to implement a program to best represent their interests."

Mr. Kanders continued: "This seems to be the desperate act of desperate men, who will do anything to entrench themselves -- rushing to announce "preliminary discussions . . . with an unnamed party" concerning an undescribed transaction for the obvious purpose of bumping the stock price to influence the stockholders' vote. Management's last acquisition in May 2000, which was approved by Clarus' Board, was a disaster for Clarus, requiring the Company to write off more than $36 Million in 2001."

Mr. Kanders further stated: "Since management is unable to fault our record of consistently enhancing stockholder value, and since their own record is so dismal, having stood by while Clarus stockholders lost over $1.7 Billion in Clarus' market value, management has now stooped to attacking me personally through outright lies and innuendo. We have never had any plans to sell Clarus to one of our affiliates, nor have we ever made any statements to that effect. Unlike management's nominees and other current Board members, we do not receive salaries or have lucrative consulting agreements from Clarus. Messrs. Ehrlich, Sokolow and I are truly independent. Our only interest in Clarus is as stockholders, and we will only be successful with this investment if we create value for all of Clarus' stockholders."

We have requested the Securities and Exchange Commission to investigate the false and misleading statements made by Clarus.

Mr. Kanders concluded: "We shall not be deterred. We will continue our campaign on behalf of all Clarus' stockholders, to bring accountability and good corporate governance to Clarus' management and the Board of Directors and to evaluate and seek to implement opportunities to

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increase shareholder value."

     THE KANDERS NOMINEES STRONGLY RECOMMEND THAT YOU VOTE TO PROTECT YOUR INTEREST AS A CLARUS STOCKHOLDER BY SIGNING, DATING AND RETURNING THE GREEN PROXY CARD.

Messrs. Kanders, Ehrlich and Sokolow have filed a definitive proxy statement (the "proxy statement") with the Securities and Exchange Commission (the "Commission"). Please read the proxy statement carefully because it contains important information, including information regarding Messrs. Kanders, Ehrlich and Sokolow. You may obtain a free copy of this press release and the proxy statement at the Commission's website at http://www.sec.gov. A free copy of this press release and the proxy statement may also be obtained from MacKenzie Partners, Inc. at 105 Madison Avenue, New York, NY 10016, toll free telephone number: (800) 322-2885.